UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2007 (November 16, 2007)

INTERNATIONAL COAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32679	20-2641185
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Corporate Centre Drive Scott Depot, West Virginia	25560
(Address of Principal Executive Offices)	Zip Code)

Registrants’ telephone number, including area code: (304) 760-2400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On November 16, 2007, International Coal Group, Inc. elected to terminate an Agreement for Purchase and Sale, dated April 10, 2003 (the “Agreement”), between ICG, LLC (“ICG”), a wholly-owned subsidiary of International Coal Group, Inc., and Georgia Power Company (“Georgia Power”). The Agreement will be terminated as of December 31, 2007. There is no material relationship between ICG and Georgia Power other than in respect of the Agreement, although Georgia Power remains a valued customer of the Company.

Under the Agreement, the ICG agreed to sell coal to Georgia Power over a period from 2004 to 2010 at prices determined in accordance with the terms of the Agreement. Section 8 of the Agreement provided that at certain times the purchase price could be reevaluated pursuant to a market price review. A market review was conducted for the price of coal during 2008 and, pursuant to the Agreement, Georgia Power offered ICG a revised purchase price. Pursuant to Section 8(b) of the Agreement, ICG had the option to accept the revised price or terminate the agreement.

On November 16, 2007, ICG informed Georgia Power that it was electing to terminate the Agreement pursuant to Section 8(b) because the Company believes that the revised price offered by Georgia Power was lower than prices the Company has, and can, obtain for this low sulfur product. ICG will not incur any penalties in connection with the termination of the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL COAL GROUP, INC.

	By:	/s/ Bennett K. Hatfield
	Name:	Bennett K. Hatfield
	Title:	Chief Executive Officer and President

Date: November 19, 2007

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